                                                                             EXHIBIT 12
                                                                             ----------

                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
                 EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                       (Dollars in millions)

                                                                                 For Three Months
                                                                                   Ended March 31
                                                                                   --------------
                                             1989    1990    1991    1992    1993    1993    1994
                                            -----   -----   -----   -----   -----   -----   -----
Income (loss) before income taxes
  and fixed charges:
    Income (loss) before cumulative
      effect of accounting changes,
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes ...... $ 387   $  14   $(250)  $ 433   $ 755   $ 144   $ 218
    Add interest attributable to
      rental and lease expense ............    47      50      43      42      38       9      10
                                            -----   -----   -----   -----   -----   -----   -----
                                            $ 434   $  64   $(207)  $ 475   $ 793   $ 153   $ 228
                                            =====   =====   =====   =====   =====   =====   =====
Fixed charges:
    Total interest on loans (expensed
      and capitalized) .................... $  38   $  47   $  59   $  57   $  55   $  14   $  13
    Interest attributable to rental
      and lease expense ...................    47      50      43      42      38       9      10
                                            -----   -----   -----   -----   -----   -----   -----
Fixed charges ............................. $  85   $  97   $ 102   $  99   $  93   $  23   $  23
                                            =====   =====   =====   =====   =====   =====   =====
Combined fixed charges and
  preferred stock dividends:
    Fixed charges ......................... $  85   $  97   $ 102   $  99   $  93   $  23   $  23
    Preferred stock dividends
     (adjusted as appropriate to a
      pretax equivalent basis) ............    47      36      34      55      29      12       -
                                            -----   -----   -----   -----   -----   -----   -----
    Combined fixed charges and
      preferred stock dividends ........... $ 132   $ 133   $ 136   $ 154   $ 122   $  35   $  23
                                            =====   =====   =====   =====   =====   =====   =====

Ratio of earnings to fixed charges ........   5.1       *       *     4.8     8.5     6.7     9.9
                                            =====   =====   =====   =====   =====   =====   =====
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends .........................   3.3      **      **     3.1     6.5     4.4     9.9
                                            =====   =====   =====   =====   =====   =====   =====

  * Not meaningful.  The coverage deficiency was $33 million in 1990 and $309 million in 1991.

 ** Not meaningful.  The coverage deficiency was $69 million in 1990 and $343 million in 1991.
